Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Q&K International Group Limited on Form F-3 of our report dated February 16, 2021, which includes an explanatory paragraph as to the company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Q&K International Group Limited as of September 30, 2020 and for the year ended September 30, 2020 appearing in the Annual Report on Form 20-F of Q&K International Group Limited for the year ended September 30, 2020. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

July 27, 2021

www.marcumbp.com